EXHIBIT 99

                                [LOGO]
NEWS

  Contact:  Jeanmarie McFadden, Morgan Stanley
                      (212) 761-4058

                  or

            Gary DeMoss, Van Kampen American Capital
            (708) 684-6265

      For Immediate Release

MORGAN STANLEY TO ACQUIRE VAN KAMPEN AMERICAN CAPITAL

Assets Under Management Will Grow to Nearly $160 Billion

      NEW YORK/CHICAGO, June 24--Morgan Stanley Group Inc. (NYSE:
MS) announced today that it has signed a definitive agreement to purchase VK/AC Holding, Inc., the parent of Van Kampen American Capital, Inc., for $745 million. Van Kampen is the country's fourth largest non-proprietary mutual fund provider with more than $57 billion in assets under management or supervision.

      The consideration for the purchase of the equity of VK/AC Holding will consist of cash and $25 million of exchangeable preferred securities. As of May 31, 1996, VK/AC Holding, Inc. had long term debt outstanding of approximately $430 million. To the extent that operating cash flow between signing and closing permits paydown of such long term debt, the purchase price of the equity will be increased, but in no circumstances will the sum of the equity purchase price and the remaining long term debt exceed $1.175 billion.

      The acquisition will increase total assets under management at Morgan Stanley's asset management division to nearly $160 billion.

      "Van Kampen American Capital is an experienced money manager with proven management, strong U.S. retail distribution and excellent customer servicing skills," said Richard B. Fisher, chairman, and John J. Mack, president, of Morgan Stanley. "While we remain committed to building on our premier institutional franchise, this acquisition is consistent with our stated goal of accumulating assets and gives Morgan Stanley a strong U.S. distribution capability through which we can offer to individual investors some products traditionally sold primarily to major institutions."

      "We look forward to becoming part of Morgan Stanley's organization," said Don G. Powell, chief executive officer and president of Van Kampen American Capital. "This acquisition is positive for our associates, the investment representatives who sell our funds and the shareholders of our products who will benefit from Morgan Stanley's strong reputation, global presence and commitment to superior investment performance."

      Said Barton M. Biggs, chairman of Morgan Stanley Asset Management, "In the United States and around the world, individual investors control a growing percentage of the world's capital. Van Kampen American Capital is an important strategic acquisition that will enhance Morgan Stanley's ability to benefit from this long term trend."

      Added James M. Allwin, president of Morgan Stanley Asset Management:
"We intend to grow Van Kampen American Capital by building on its excellent infrastructure and by broadening the range of products available to individual investors, particularly in the international and emerging markets arena. The diversity of the Van Kampen American Capital product mix and distribution systems is a major strength, allowing the company to gather assets over the full range of market environments and investor preferences."

      Van Kampen American Capital is a leading U.S. manager of mutual funds and institutional assets and sponsor of unit investment trusts. It was created by the 1994 merger of The Van Kampen Merritt Companies, Inc. and American Capital Management & Research, Inc. Approximately 51 percent of its open end fund assets are in equities and 49% are in fixed income. The company's products are sold through major national brokerage firms, regional broker dealers, banks, financial planners and insurance agents. Funds include: the Emerging Growth Fund, the Enterprise Fund, the Growth & Income Fund, the Equity-Income Fund, and the Prime Rate Trust. Van Kampen American Capital is also the third largest sponsor of unit investment trusts with annual sales of approximately $1.3 billion and total UIT assets of approximately $12 billion.

      Van Kampen American Capital is widely recognized in the industry for the quality of its service to investors. It is one of only two firms to have won the DALBAR "Quality Tested Service Award" for six consecutive years.
The company employs 1,200 persons in three principal locations: Chicago, Houston and Kansas City. For the quarter ended March 31, 1996, the company had revenue of $82.2 million and operating profit before tax of $34.8 million, excluding goodwill amortization and interest expenses.

      Van Kampen American Capital's major shareholder is a fund managed by Clayton, Dubilier & Rice, Inc. The acquisition is expected to close by November 30, the end of Morgan Stanley's fiscal year and is subject to customary closing conditions. Prior to closing VK/AC Holding intends to distribute to it's shareholders the capital stock it owns in McCarthy, Crisanti & Maffei, Inc.

      Morgan Stanley's asset management division provides clients with a broad range of investment management and fiduciary advisory services to institutions, high-net worth, and other individuals worldwide; and identifies, structures and manages private equity investments for institutional investors and the Morgan Stanley Group.

      Including Van Kampen American Capital and Miller Anderson & Sherrerd LLP, the Philadelphia-based investment manager acquired by Morgan Stanley in January 1996, Morgan Stanley's asset management division will manage assets totaling nearly $160 billion.

      Since its formation in 1935, Morgan Stanley has been a leader in the investment banking field. Through a network of 27 principal offices in 19 countries, Morgan Stanley offers a complete range of sophisticated financial services to sovereign governments, corporations, institutions and individuals throughout the world.
                  (See Attachment)
                        # # #
June 24, 1996
                        (0211)



                    VAN KAMPEN AMERICAN CAPITAL (VKAC)

                                  SUMMARY

o Formed in 1994 through the merger of Van Kampen Merritt (Chicago- based) and American Capital Management & Research (Houston-based).

o     Joint headquarters are located in Houston and Chicago.

o     The company has approximately 1,200 associates.

o     Leadership:  Don G.  Powell, President, CEO & Director.

o VKAC is the fourth largest non-proprietary mutual fund provider in the United States with more than $57 billion in assets under management and supervision.

o Product line: 65 open-end funds, 37 closed-end funds and 2,600 series of tax-exempt and equity unit investment trusts.

o Asset mix of open-end mutual funds: 51% equity and 49% fixed income. Asset mix of closed-end funds are 91% tax free bonds and 9% taxable bonds. Largest single fund and fastest growing is Prime Rate Trust, a variable senior loan fund.

o     Assets under management/supervision (in billions as of 3/31/96)


                Open-end Assets          $27.63   48.2%
                Closed-End Assets         11.94   20.8%
                Unit Trusts               11.86   20.7%
                Institutional              5.85   10.2%
                                         ------  ------
                    Total Assets         $57.28  100.0%

o Distribution: 28% of its business sold through regional broker/dealers; 25% through financial planners; 24% through banks and 23% through wirehouses.

o Investors: The company's investment products have over 2 million investors in mutual funds and UITs.